Exhibit 10.65

May 28, 2009
Steven L. Spinner
313 Randolph Square Parkway
Richmond, VA 23238

Re: Incentive Compensation Recoupment Policy

Dear Steve:

Reference is hereby made to (i) the Offer Letter dated August 27, 2008 (the "Offer Letter") between you and United Natural Foods, Inc. ("UNFI"); (ii) the Severance Agreement effective as of September 6, 2008 (the "Severance Agreement") between you and UNFI; and (iii) the Performance Unit Agreement effective as of November 5, 2008 (the "Performance Unit Agreement") between you and UNFI.

In consideration of your continued employment by UNFI, you and we have agreed that the payment or grant of any bonus or other incentive compensation to you in any form under any of the above-referenced agreements which is paid or granted after May 28, 2009, shall be subject to the terms and conditions of the Incentive Compensation Recoupment Policy of UNFI, attached as Exhibit A hereto and as it may be amended from time to time (the "Policy"). You understand that UNFI may amend the Policy in the future and acknowledge the above-mentioned agreements will be subject to such amended Policy without further action by you or UNFI. Notwithstanding anything to the contrary in the Offer Letter, Severance Agreement or Performance Unit Agreement, each of such agreements is hereby amended, effective Map 28, 2009, in accordance with the preceding sentences of this paragraph.

If the foregoing sets forth your understanding of our agreement to amend the above-referenced agreements, please execute and return to the undersigned a copy of this letter no later than June 1, 2009.

Sincerely,

/s/ Michael S. Funk
Michael S. Funk
Chair of the Board

Accepted and agreed to:

/s/ Steven L. Spinner
Steven L. Spinner

Dated: 5-28-09

Incentive Compensation Recoupment Policy

In the event that the Corporation restates all or a portion of its financial statements within two years of the filing of such financial statements with the Securities and Exchange Commission, the Board or the committee to which the full Board has delegated the authority to enforce this policy will, to the extent permitted by applicable law and as it deems appropriate in its sole discretion, in whole or in part, (i) require reimbursement of any bonus or incentive compensation paid or granted after May 28, 2009 to any executive officer or any other officer designated by the Board as being subject to this policy (and who is so notified of such designation) (collectively, the "Subject Officers"), (ii) cause the cancellation of the Subject Officers' restricted or deferred stock awards, restricted stock units, performance share units, outstanding stock options and other equity awards that formed all or a portion of such bonus or incentive compensation, and (iii) seek reimbursement from the Subject Officers of (A) any gains realized on the exercise of stock options or sale of shares of stock or (B) payments received in respect of restricted stock units, performance share units or other awards payable in cash, in either case attributable to any awards that formed all or a portion of such bonus or incentive compensation, if and to the extent that (a) the amount of bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, and (b) the amount of the bonus or incentive compensation that would have been awarded to the Subject Officers had the financial results been properly reported would have been lower than the amount actually awarded. Each Subject Officer's bonus and incentive compensation shall be subject to recoupment in accordance with this policy regardless of the fault, misconduct or responsibility of such Subject Officer in connection with the restatement.

Subject to applicable law, in addition to cancelling equity awards, the Corporation may seek such reimbursement by requiring the Subject Officer to pay any such amounts to the Corporation, by set-off, by reducing future compensation, or by such other means or combination of means as the Board or such committee determines to be appropriate.

In addition, the policy shall not limit the Corporation's ability to pursue any and all available legal rights and remedies under law as it may deem appropriate in view, of all the facts surrounding the particular case.

This policy shall not apply to any restatements due to mandated or voluntarily adopted changes in generally accepted accounting principles (or international financial reporting standards, from and after the time the Corporation is subject to such standards) or the Corporation's adoption of newly issued financial accounting standards promulgated by the Financial Accounting Standards Board or any successor organization.